Exhibit 13



                          STOCK SUBSCRIPTION AGREEMENT





                                                     February 20, 1998



PBHG Advisor Funds, Inc.
825 Duportail Road
Wayne, PA  19087


Gentlemen:

         PBHG Advisor Funds, Inc. (the "Corporation"), a newly-organized open-end management investment company, proposes to make a continuous public offering of its shares of common stock, par value $ .001 per share, pursuant to a registration statement on Form N-1A as from time to time amended (the "Registration Statement"), filed with the Securities and Exchange Commission. In order to provide the Corporation with a net worth sufficient to commence operations and to meet the requirements of Section 14 of the Investment Company of Act of 1940, as amended, Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") agrees to purchase shares of the Corporation in accordance with the terms and conditions set forth below.

         1. Purchase of Shares. Pilgrim Baxter hereby agrees to purchase from the Corporation 10,000 shares of its common stock (the "Shares") at a price per share of $10.00 (except that the price per share of the PBHG Advisor Cash Reserves Fund shall be $1.00) for an aggregate purchase price of $100,000.00 allocable as follows:

10 Class A shares, 10 Class B shares and 10 Class I shares of the PBHG Advisor Core Value Fund; 365 Class A shares, 362.5 Class B shares and 362.5 Class I shares of the PBHG Advisor Value Opportunities Fund; 362.5 Class A shares, 362.5 Class B shares and 362.5 Class I shares of the PBHG Advisor New Contrarian Fund;
362.5 Class A shares, 362.5 Class B shares and 362.5 Class I shares of the PBHG Advisor Large Cap Concentrated Fund; 10 Class A shares, 10 Class B shares and 10 Class I shares of the PBHG Advisor Growth II Fund; 362.5 Class A shares, 362.5 Class B shares and 362.5 Class I shares of the PBHG Advisor New Opportunities Fund; 362.5 Class A shares, 362.5 Class B shares and 362.5 Class I shares of the PBHG Advisor Global Technology & Communications Fund; 10 Class A shares, 10 Class B shares and 10

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Class I shares of the PBHG Advisor Blue Chip Growth Fund; 362.5 Class A shares,
362.5 Class B shares and 362.5 Class I shares of the PBHG Advisor Growth Opportunities Fund; 362.5 Class A shares, 362.5 Class B shares and 362.5 Class I shares of the PBHG Advisor Enhanced Equity Fund; 10 Class A shares, 10 Class B shares and 10 Class I shares of the PBHG Advisor Trend Fund; 362.5 Class A shares, 362.5 Class B shares and 362.5 Class I shares of the PBHG Advisor Master Fixed Income Fund; 10 Class A shares, 10 Class B shares and 10 Class I shares of the PBHG Advisor High Yield Fund; 10 Class A shares, 10 Class B shares and 10 Class I shares of the PBHG Advisor Short-Term Government Fund; 3,625 Class A shares, 3,625 Class B shares and 3,625 Class I shares of the PBHG Advisor Cash Reserves Fund; and 10 Class A shares, 10 Class B shares and 10 Class I shares of the PBHG Advisor REIT Fund.

         2. Payment of Purchase Price. Pilgrim Baxter will pay to the Corporation by wire transfer, at least two business days prior to the date specified by the Corporation as the effective date of the Registration Statement, $100,000.00, to be allocated to each of the Funds as set forth above.

         3. Agreement Not to Sell Shares. Pilgrim Baxter hereby agrees not to sell, hypothecate or otherwise dispose of any of the Shares unless the Shares have been registered under the Securities Act of 1933, as amended, and any applicable state securities laws or, in the opinion of counsel for the Corporation, valid exemptions from the registration requirements of said Act and those state laws are available.

         4. Representations, Warranties and Acknowledgements. Pilgrim Baxter represents and warrants that it is acquiring the Shares for its own account for investment and not with any view to resale or further distribution thereof, and that it has no present intention to redeem any of the Shares. Pilgrim Baxter acknowledges and agrees that in the event any of the Shares are redeemed prior to complete amortization by the Funds of their deferred organization expenses, the amount payable by the Corporation upon redemption of such Shares shall be reduced by the pro rata share (based on the number of Shares redeemed and the total number of Shares then outstanding) of the unamortized organization expenses as of the date of such redemption.

         5. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Maryland.

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         If the foregoing letter is in accordance with your understanding of our agreement, please so indicate in the space provided below for that purpose, whereupon this letter will become a binding agreement between us in accordance with its terms.

                                            Very truly yours,

                                            PILGRIM BAXTER & ASSOCIATES, LTD.




                                            BY: _____________________________
                                                Harold J. Baxter,
                                                Chairman and
                                                Chief Executive Officer

The foregoing Stock Subscription
Agreement is hereby confirmed and
accepted as of the date
first above written.

PBHG ADVISOR FUNDS, INC.


BY: /s/ Gary L. Pilgrim,
    -----------------------
    Gary L. Pilgrim,
    President


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